Exhibit 99.1

DATE: Jan. 8, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Karl F. Kurz Joins WPX Energy Board of Directors

Will Serve on Board’s Nominating and Governance Committee

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that Karl F. Kurz has been elected to the company’s board of directors. This increases the size of WPX’s board to 12.

Kurz is a former chief operating officer for Anadarko and also held management positions at Vastar Resources and ARCO Oil and Gas. Most recently, he was the managing director and co-head of the energy group and a member of the investment committee at CCMP Capital Advisors LLC.

“Karl’s background in exploration, production, reservoir engineering and marketing complements the depth of energy and financial experience we have on our board,” said William G. Lowrie, WPX chairman of the board.

“He joins WPX at a strategic time as we work to grow this company in an enterprising way that capitalizes on the great positions we have in natural gas, crude oil and natural gas liquids,” Lowrie added.

In addition to the WPX board, Kurz also serves as a director for SemGroup Corporation and Global Geophysical Services Inc. He previously served as a board member of the American Petroleum Institute, the Independent Petroleum Association of America, the Natural Gas Supply Association and Western Gas Partners LP.

He has a bachelors of science degree in petroleum engineering from Texas A&M University and is a graduate of Harvard Business School’s Advanced Management Program.

Kurz will serve on WPX’s nominating and governance committee along with Kimberly S. Bowers, Don J. Gunther and George A. Lorch. Eleven of WPX’s board members are independent. The sole inside director is James J. Bender, WPX president and chief executive officer.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.